Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2018 Second Quarter Results

MONROVIA, Calif., December  5, 2017 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ended October  28, 2017.

“Our outstanding team delivered another solid quarter of financial and operational results driven by robust, global customer demand across our business and continued effective execution,” said Wahid Nawabi, AeroVironment Chief Executive Officer.  “During the quarter we increased revenue by 47 percent, year over year, and substantially improved earnings per diluted share to $0.29. Our innovative solutions continue to lead their markets, as orders for products and customer-funded research and development programs boosted our funded backlog to $127 million, a 49 percent increase over last quarter, significantly increasing our revenue visibility for the current fiscal year.”

“Additionally, in August the United States Army released its annual Superior Supplier Incentive Program ranking, which identifies its top performing industry partners for 2017. AeroVironment earned the Army’s top tier in this year’s ranking, based on superior performance in our small UAS and Tactical Missile Systems businesses.  This recognition is a testament to the hard work and dedication of our entire team.  Our strong second quarter results reflect continued momentum in fiscal 2018 as we execute our plan effectively and focus on creating value for our stockholders, employees and customers.”

FISCAL 2018 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2018 was $73.8 million, an increase of 47%  from second quarter fiscal 2017 revenue of $50.1 million. The increase in revenue resulted from an increase in sales in our Unmanned Aircraft Systems (UAS) segment of $23.2 million and an increase in sales in our Efficient Energy Systems (EES) segment of $0.6 million.

Gross margin for the second quarter of fiscal 2018 was $31.0 million, an increase of 78%  from second quarter fiscal 2017 gross margin of $17.4 million. The increase in gross margin was primarily due to an increase in product margin of $12.8 million and an increase in service margin of $0.8 million. As a percentage of revenue, gross margin increased to 42% from 35%. The increase in gross margin percentage was primarily due to an increase in revenue and an increase in the proportion of product sales to total revenue.

Income from operations for the second quarter of fiscal 2018 was $9.3 million, an increase from second quarter fiscal 2017 loss from operations of $4.5 million. The increase in the year over year income from operations was primarily a result of an increase in gross margin of $13.6 million and a decrease in research and development (R&D) expense of $1.2 million, partially offset by an increase in selling, general and administrative (SG&A) expense of $1.1 million. During the second quarter of fiscal 2018, we recorded impairment charges totaling $1.0 million to the identifiable intangible assets and goodwill of Altoy, our Turkish majority owned subsidiary.

Other income, net, for the second quarter of fiscal 2018 was $0.4 million compared to other income, net of $0.3 million for the second quarter of fiscal 2017.

Provision for income taxes for the second quarter of fiscal 2018 was $2.8 million compared to a benefit for income taxes of $48,000 for the second quarter of fiscal 2017.  The increase in provision for income taxes was primarily due to an increase in income before income taxes.

Net income attributable to AeroVironment for the second quarter of fiscal 2018 was  $7.0 million, an increase from second quarter fiscal 2017 net loss of $4.2 million.

Earnings per diluted share for the second quarter of fiscal 2018 was $0.29 compared to loss per share for the second quarter fiscal 2017 of $0.18.

FISCAL 2018 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2018 was $117.6 million, an increase of 36% from the first six months’ fiscal 2017 revenue of $86.3 million. The increase in revenue resulted from an increase in sales in our UAS segment of $28.9 million and an increase in our EES segment of $2.3 million.

Gross margin for the first six months of fiscal 2018 was $42.6 million, an increase of 77% from the first six months’ fiscal 2017 gross margin of $24.1 million. The increase in gross margin was due to an increase in product margin of $19.1 million, partially offset by a decrease in service margin of $0.6 million. As a percentage of revenue, gross margin increased to 36% from 28%. The increase in gross margin percentage was primarily due to an increase in revenue and an increase in the proportion of product sales to total revenue.

Income from operations for the first six months of fiscal 2018 was $1.1 million, an increase from the first six months of fiscal 2017 loss from operations of $20.1 million. The increase in income from operations was a result of an increase in gross margin of $18.5 million and a decrease in R&D expense of $3.4 million, partially offset by an increase in SG&A expense of $0.7 million.

Other income, net, for the first six months of fiscal 2018 was $0.9  million compared to other income, net, for the first six months of fiscal 2017 of $0.3 million.

Benefit for income taxes for the first six months of fiscal 2018 was $0.4 million compared to a benefit for income taxes of $3.9 million for the first six months of fiscal 2017.  The decrease in benefit for income taxes was primarily due to an increase in income before income taxes.

Net income attributable to AeroVironment for the first six months of fiscal 2018 was $2.6 million, an increase  from the first six months of fiscal 2017 net loss of $15.8 million.

Earnings per diluted share for the first six months of fiscal 2018 was $0.11 compared to loss per share for the first six months of fiscal 2017 of $0.69.

BACKLOG

As of October 28, 2017, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $127.1 million compared to $78.0 million as of April 30, 2017.

FISCAL 2018 — OUTLOOK FOR THE FULL YEAR

For fiscal 2018, the company continues to expect to generate revenue of between $280 million and $300 million, and earnings per diluted share of between $0.45 and $0.65.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 5, 2017, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4540 (U.S.) and enter the passcode 46018097 or (847)  619-6397 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, December 5, 2017, at approximately 4:00 p.m. Pacific Time through Tuesday, December 12, 2017, at 11:59 p.m. Pacific Time.  Dial (888) 843-7419 and enter the passcode 46018097. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems and electric vehicles; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Revenue:
Product sales	$52,933	$29,350	$84,024	$45,087
Contract services	20,894	20,766	33,567	41,247
	73,827	50,116	117,591	86,334
Cost of sales:
Product sales	30,014	19,197	54,231	34,419
Contract services	12,813	13,502	20,730	27,815
	42,827	32,699	74,961	62,234
Gross margin:
Product sales	22,919	10,153	29,793	10,668
Contract services	8,081	7,264	12,837	13,432
	31,000	17,417	42,630	24,100
Selling, general and administrative	14,464	13,387	27,795	27,050
Research and development	7,272	8,517	13,733	17,117
Income (loss) from operations	9,264	(4,487)	1,102	(20,067)
Other income (expense):
Interest income, net	432	397	944	772
Other expense, net	(55)	(130)	(51)	(430)
Income (loss) before income taxes	9,641	(4,220)	1,995	(19,725)
Provision (benefit) for income taxes	2,829	(48)	(351)	(3,911)
Net income (loss)	6,812	$(4,172)	2,346	(15,814)
Net loss attributable to noncontrolling interest	206	—	229	—
Net income (loss) attributable to AeroVironment	$7,018	$(4,172)	$2,575	$(15,814)
Net income (loss) per share attributable to AeroVironment:
Basic	$0.30	$(0.18)	$0.11	$(0.69)
Diluted	$0.29	$(0.18)	$0.11	$(0.69)
Weighted average shares outstanding:
Basic	23,477,914	23,049,056	23,407,500	23,002,832
Diluted	23,832,959	23,049,056	23,715,997	23,002,832

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	October 28,	April 30,
	2017	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117,109	$79,904
Short-term investments	110,751	119,971
Accounts receivable, net of allowance for doubtful accounts of $1,201 at October 28, 2017 and $291 at April 30, 2017	35,106	74,361
Unbilled receivables and retentions	13,494	14,120
Inventories, net	76,039	60,076
Prepaid expenses and other current assets	5,175	5,653
Total current assets	357,674	354,085
Long-term investments	33,024	42,096
Property and equipment, net	21,614	19,220
Deferred income taxes	16,113	15,089
Other assets	838	2,010
Total assets	$429,263	$432,500
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,724	$20,283
Wages and related accruals	10,415	12,966
Income taxes payable	350	1,418
Customer advances	3,921	3,317
Other current liabilities	7,441	10,079
Total current liabilities	37,851	48,063
Deferred rent	1,637	1,719
Capital lease obligations - net of current portion	50	161
Other non-current liabilities	184	184
Deferred tax liability	67	116
Liability for uncertain tax positions	64	64
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at October 28, 2017 and April 30, 2017	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,865,335 shares at October 28, 2017 and 23,630,419 at April 30, 2017	2	2
Additional paid-in capital	166,993	162,150
Accumulated other comprehensive loss	(98)	(127)
Retained earnings	222,504	219,929
Total AeroVironment stockholders' equity	389,401	381,954
Noncontrolling interest	9	239
Total equity	389,410	382,193
Total liabilities and stockholders’ equity	$429,263	$432,500

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	October 28,	October 29,
	2017	2016
Operating activities
Net income (loss)	$2,346	$(15,814)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	3,692	3,401
Loss from equity method investments	—	111
Impairment of long-lived assets	255	—
Provision for doubtful accounts	943	119
Impairment of intangible assets and goodwill	1,021	—
(Gains) losses on foreign currency transactions	(108)	269
Deferred income taxes	(1,093)	(329)
Stock-based compensation	2,608	1,813
Tax benefit from exercise of stock options	—	22
Loss (Gain) on disposition of property and equipment	15	(7)
Amortization of held-to-maturity investments	897	1,259
Changes in operating assets and liabilities:
Accounts receivable	38,440	29,562
Unbilled receivables and retentions	626	2,029
Inventories	(15,963)	(17,682)
Income tax receivable	—	(3,957)
Prepaid expenses and other assets	468	(555)
Accounts payable	(4,739)	1,413
Other liabilities	(5,289)	(7,933)
Net cash provided by (used in) operating activities	24,119	(6,279)
Investing activities
Acquisition of property and equipment	(6,037)	(4,514)
Redemptions of held-to-maturity investments	105,758	53,961
Purchases of held-to-maturity investments	(88,763)	(79,052)
Proceeds from the sale of property and equipment	—	7
Sales and redemptions of available-for-sale investments	450	400
Net cash provided by (used in) investing activities	11,408	(29,198)
Financing activities
Principal payments of capital lease obligations	(173)	(192)
Tax withholding payment related to net settlement of equity awards	(313)	—
Exercise of stock options	2,164	258
Net cash provided by financing activities	1,678	66
Net increase (decrease) in cash and cash equivalents	37,205	(35,411)
Cash and cash equivalents at beginning of period	79,904	124,287
Cash and cash equivalents at end of period	$117,109	$88,876
Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$1,803	$1,786
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $19 and $29, respectively	$29	$43
Reclassification from share-based liability compensation to equity	$384	$307
Acquisitions of property and equipment included in accounts payable	$888	$704

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Revenue:
UAS	$63,988	$40,829	$100,238	$71,326
EES	9,839	9,287	17,353	15,008
Total	73,827	50,116	117,591	86,334
Cost of sales:
UAS	35,817	25,936	62,225	51,019
EES	7,010	6,763	12,736	11,215
Total	42,827	32,699	74,961	62,234
Gross margin:
UAS	28,171	14,893	38,013	20,307
EES	2,829	2,524	4,617	3,793
Total	31,000	17,417	42,630	24,100
Selling, general and administrative	14,464	13,387	27,795	27,050
Research and development	7,272	8,517	13,733	17,117
Income (loss) from operations	9,264	(4,487)	1,102	(20,067)
Other income (expense):
Interest income, net	432	397	944	772
Other expense, net	(55)	(130)	(51)	(430)
Income (loss) before income taxes	$9,641	$(4,220)	$1,995	$(19,725)

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com